Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Colleen Brown, President and Chief Executive Officer, Fisher Communications, Inc. (206) 404-6783
MAE NUMATA NAMED SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF FISHER COMMUNICATIONS, INC.
SEATTLE—(BUSINESS WIRE)—October 24, 2006 — Fisher Communications, Inc. (Nasdaq: FSCI) announced that effective November 27, 2006, Mae Numata will assume the position of Senior Vice President and Chief Financial Officer of Fisher Communications, Inc.
Numata has over 25 years of professional experience, most recently as Vice President and CFO of the Seattle Times. She has also held senior management positions at KeyBank of Washington and Puget Sound Savings Bank. She began her career at Deloitte & Touche LLP.
“I am very excited about joining such a dynamic Company as Fisher Communications and continuing to be part of this vibrant media community. Fisher is focused on growth and performance and I look forward to being a key member of the team.”
“Mae has a winning track record and will be a great asset to Fisher”, added Colleen Brown, Fisher’s President and CEO. “She brings tremendous energy and commitment to driving results as we grow and develop our Company.”
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Fisher Communications, Inc. is a Seattle-based communications company operating 11 television stations, one 50%-owned television station, and 27 radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.